Exhibit 5.1
Robert A.  Forrester
Attorney at Law
1755 North Collins Blvd.,
Suite 360
Richardson, TX 75080
(972) 437-9898
Fax (972) 480-8406
raforrester@sbcglobal.net

January 12, 2011

Xtreme Oil & Gas, Inc.
5700 W. Plano Parkway
Suite 3600
Plano, TX 75093

Gentlemen:

I have acted as counsel to Xtreme Oil & Gas, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 2,750,000 shares of Common Stock (the “Registered Shares”) for resale by those certain selling shareholders named in the Company’s Registration Statement on Form S-1, Amendment No. 3, to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”).

In connection with rendering this opinion, I have examined the originals, or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as I have deemed necessary as the basis for the opinion hereinafter expressed. In all such examinations, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relating to this opinion, I have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others.

I have reviewed: (a) the Certificate of Incorporation of the Company, as amended; (b) the Bylaws of the Company, as amended; (c) Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares; (d) the Registration Statement; and (c) such other corporate documents, records, papers and certificates as I have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that the Registered Shares are validly issued, fully paid and non-assessable.

The opinions herein are limited to the federal laws of the United States of America and the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion as to laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Registration Statement by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Robert A. Forrester
Robert A. Forrester